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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Arterial Vascular Engineering, Inc. for the registration of 2,175,000 shares of its common stock and to the incorporation by reference therein of our reports dated July 25, 1997, except as to the first paragraph of Note 5 as to which the date is August 21, 1997, with respect to the consolidated financial statements of Arterial Vascular Engineering, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997 and the related financial statement schedule, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Palo Alto, California
May 19, 1998